EXHIBIT 99


CONTACT:
George R. Mahoney, Jr.
Executive Vice President
(704) 814-3252
http://www.familydollar.com

For Immediate Release




                  FAMILY DOLLAR REPORTS SALES
                   FOR THE MONTH OF JUNE 1998

MATTHEWS, NC, July 9, 1998 - Family Dollar Stores, Inc. (NYSE symbol FDO), a discount store chain operating 2,982 stores in 38 states, reported sales for the month of June 1998 of approximately $194.5 million, or 20.1% above sales of $161.9 million for the month of June 1997. Sales in comparable stores for the month of June 1998 increased approximately 11.0% above comparable store sales for the month of June 1997.

     For the ten months ended June 30, 1998, sales were approximately $1,958.9 million, or 19.1% above sales of $1,645.4 million for the first ten months of the prior fiscal year. Sales in comparable stores for the ten months ended June 30, 1998, increased approximately 9.6% above comparable store sales for the first ten months of the prior fiscal year.

     The Company also announced a change in its fiscal reporting calendar to a more commonly used "Retail" calendar. The Company's fiscal year 1998 will now end on August 29, 1998, and the fourth quarter and fiscal year 1998 will have two less days than it otherwise would have. Previously, the Company's fiscal year consisted of 12 calendar months ending August 31.



7/9/98